Exhibit 99.9

CONSENT TO BE NAMED A DIRECTOR OF

NEW ATLAS HOLDCO INC.

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named in this information statement/prospectus included in the Registration Statement on Form S-4 filed by New Atlas HoldCo Inc. (the “Registration Statement”) and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 1st day of August, 2023.

/s/ Douglas Rogers
Douglas Rogers